================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                            -------------------------



                                   FORM 8-K/A



                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                Date of Report (Date of earliest event reported):
                                  June 1, 2004
                                  ------------




                          BOSTON SCIENTIFIC CORPORATION
                ------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)



          DELAWARE                         1-11083               04-2695240
          --------                         -------               ----------
(State or Other Jurisdiction            (Commission            (IRS Employer
      of Incorporation)                 File Number)         Identification No.)



            One Boston Scientific Place, Natick, Massachusetts 01760
            --------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)



       Registrant's telephone number, including area code: (508) 650-8000
                                                           --------------


================================================================================

This Current Report on Form 8-K/A amends and supplements the Current Report on Form 8-K filed by Boston Scientific Corporation (the "Company") on June 04, 2004(the "Initial Form 8-K") to include financial statements and pro forma financial information permitted pursuant to Item 7 of Form 8-K to be excluded from the Initial Form 8-K and filed by amendment to the Initial Form 8-K no later than 60 days after the date the Initial Form 8-K was required to be filed.


ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

Late in the afternoon of June 1, 2004, Boston Scientific Corporation (the "Registrant") and Scimed Life Systems, Inc., a wholly-owned subsidiary of the Registrant ("Scimed"), completed the acquisition of Advanced Bionics Corporation, a privately-held company located in Valencia, CA, in accordance with the terms of the Agreement and Plan of Merger dated May 28, 2004, among the Registrant, Scimed, Claude Acquisition Corp., a wholly-owned subsidiary of Scimed, Advanced Bionics Corporation, Bionics Trust and Alfred E. Mann, Jeffrey
H. Greiner, and David MacCullum, collectively in their capacity as the Stockholders' Representatives (the "Agreement").

Pursuant to the Agreement, the Registrant acquired 100 percent of the fully diluted equity of Advanced Bionics Corporation for an initial payment of approximately $740 million in cash, plus earn out payments tied to future performance milestones. The initial purchase price was funded by the issuance of commercial paper.

The acquisition has been structured to include a substantial earnout mechanism. Performance milestones are primarily based on the achievement of net sales, with certain milestone payments also tied to profitability.

The performance milestones are segmented by the four principal technology platforms (cochlear implants, implantable pulse generators, drug pumps and bion microstimulators), each with a 72-month earnout horizon. Base earnout payments on these performance milestones approximate two and a quarter times incremental sales for each annual period. There are also bonus earnout payments available based on the attainment of certain aggregate sales performance targets and a certain gross margin level.


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED

                  Advanced Bionics Corporation and Subsidiaries Consolidated Financial Statements for the Years Ended December 31, 2003 and 2002 and Report of Independent Registered Public Accounting Firm.

                  Advanced Bionics Corporation and Subsidiaries Unaudited Condensed Consolidated Financial Statements for the Three Months Ended March 31, 2004 and 2003.

         (b)      UNAUDITED PRO FORMA FINANCIAL INFORMATION

                  Unaudited Pro Forma Combined Condensed Statements of Operations of the Company and Advanced Bionics Corporation for the Year Ended December 31, 2003 and the Three Months Ended March 31, 2004.

                  Unaudited Pro Forma Combined Condensed Balance Sheet of the Company and Advanced Bionics Corporation as of March 31, 2004.

                  Notes to Unaudited Pro Forma Combined Condensed Financial Information of the Company and Advanced Bionics Corporation.

ITEM 7.(a) FINANCIAL STATEMENTS OF THE BUSINESS ACQUIRED







ADVANCED BIONICS
CORPORATION AND
SUBSIDIARIES


CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED DECEMBER 31, 2003 AND 2002
AND REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors and Stockholders
Advanced Bionics Corporation
Valencia, California

We have audited the accompanying consolidated balance sheets of Advanced Bionics Corporation and its subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
May 7, 2004

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2003 AND 2002
(Dollars in thousands, except par value)
---------------------------------------------------------------------------------------------------
ASSETS                                                                     2003              2002

CURRENT ASSETS:
Cash and cash equivalents (Note 2)                                      $  24,664         $  44,915
Marketable securities (Notes 2 and 3)                                      11,875            33,228
Accounts receivable, net of allowance for doubtful accounts
of $214 and $738 at December 31, 2003 and 2002, respectively (Note 2)      13,167             7,379
Inventory (Notes 2 and 4)                                                  13,731            14,284
Prepaid expenses and other current assets                                   1,046               443
                                                                        ---------         ---------
Total current assets                                                       64,483           100,249

PROPERTY AND EQUIPMENT - Net (Notes 2 and 5)                               12,473            13,257

OTHER LONG-TERM ASSETS - Net (Notes 2 and 6)                                3,618             3,171
                                                                        ---------         ---------
TOTAL                                                                   $  80,574         $ 116,677
                                                                        =========         =========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable                                                        $   4,657         $   2,822
Accrued liabilities (Notes 2 and 7)                                        15,013            12,439
Related-party payable (Note 11)                                            11,001            10,872
                                                                        ---------         ---------
Total current liabilities                                                  30,671            26,133
                                                                        ---------         ---------
COMMITMENTS AND CONTINGENCIES (Note 10)

STOCKHOLDERS' EQUITY (Notes 8 and 9):
Preferred stock - 598,000 shares authorized and available for issuance at December 31, 2003 and 2002
Series A preferred stock, par value $0.01 - 150,000 shares
authorized; 141,248 shares issued and outstanding at
December 31, 2003 and 2002 (liquidation preference of
$1,024,000 at December 31, 2003)                                                1                 1
Series B preferred stock, par value $0.01 - 172,000 shares
authorized; 134,000 shares issued and outstanding at
December 31, 2003 and 2002 (liquidation preference of $6,700,000
at December 31, 2003)                                                           1                 1
Series C preferred stock, par value $0.01 - 80,000 shares
authorized, issued and outstanding at December 31, 2003 and 2002
(liquidation preference of $4,000,000 at December 31, 2003)                     1                 1
Common stock, par value $0.01 - 80,000,000 shares authorized;
29,745,790 and 29,570,818 shares issued and outstanding at
December 31, 2003 and 2002, respectively                                      297               296
Common stock issuable to related party (Note 11)                            1,800
Additional paid-in capital                                                202,684           201,707
Accumulated deficit                                                      (153,946)         (111,503)
Accumulated other comprehensive (loss) income                                (935)               41
                                                                        ---------         ---------
Total stockholders' equity                                                 49,903            90,544
                                                                        ---------         ---------
TOTAL                                                                   $  80,574         $ 116,677
                                                                        =========         =========

See accompanying notes to consolidated financial statements.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2003 AND 2002
(Dollars in thousands)
--------------------------------------------------------------------------------

                                                        2003             2002

NET SALES (Notes 1 and 2)                             $ 56,445         $ 46,731

COST OF SALES                                           23,412           23,281
Related party royalty expense (Note 11)                  1,600            1,400
                                                      --------         --------
GROSS PROFIT                                            31,433           22,050
                                                      --------         --------
OPERATING EXPENSES:
  Research and development (Note 2)                     33,116           36,938
  Selling, general and administrative                   39,290           32,274
                                                      --------         --------
          Total operating expenses                      72,406           69,212
                                                      --------         --------
LEGAL SETTLEMENTS (Note 10)                             (2,700)           9,800
                                                      --------         --------
LOSS FROM OPERATIONS                                   (43,673)         (37,362)

OTHER INCOME - Net                                       1,230            2,879
                                                      --------         --------
NET LOSS                                               (42,443)        $(34,483)
                                                      ========         ========

See accompanying notes to consolidated financial statements.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2003 AND 2002
(Dollars in thousands)
---------------------------------------------------------------------------------------------------------------------------

                                                               Common Stock
                                             Preferred    ----------------------                  Additional
                                               Stock       Number of       Par     Common stock    Paid-in      Accumulated
                                             Par Value      Shares        Value      Issuable      Capital        Deficit

BALANCE - January 1, 2002                       $ 1       26,103,523     $ 261         $  --        $ 85,664     $ (77,020)

  Issuance of preferred stock-Series B,
    134,000 shares (Note 8)                       1                                                   50,249
  Issuance of preferred stock-Series C,
    80,000 shares  (Note 8)                       1       (4,285,714)      (43)                           42
  Legal settlement (Note 10)                                (200,000)       (2)                       (1,798)
  Exercise of stock options (Note 9)                         257,750         3                           637
  Issuance of common stock (Note 8)                        8,933,179        89                        77,974
  Repurchase of common stock                              (1,237,920)      (12)                      (11,129)
  Compensation expense related to stock
    options (Note 9)                                                                                      68
  Comprehensive loss:
    Net loss                                                                                                       (34,483)
    Foreign currency translation adjustment
        Comprehensive loss

BALANCE - December 31, 2002                       3       29,570,818       296                       201,707      (111,503)

  Compensation expense related to stock
    options (Note 9)                                                                                     456
  Exercise of stock options (Note 9)                         174,972         1                           521
  Common stock subscriptions (Note 10)                                                   1,800
  Comprehensive loss:
    Net loss                                                                                                       (42,443)
    Foreign currency translation adjustment
        Comprehensive loss

BALANCE - December 31, 2003                     $ 3       29,745,790     $ 297         $ 1,800     $ 202,684    $ (153,946)



                                              Accumulated
                                                Other
                                             Comprehensive              Comprehensive
                                             Income (Loss)     Total        (Loss)

BALANCE - January 1, 2002                        $ 354       $  9,260

  Issuance of preferred stock-Series B,
    134,000 shares (Note 8)                                    50,250
  Issuance of preferred stock-Series C,
    80,000 shares  (Note 8)
  Legal settlement (Note 10)                                   (1,800)
  Exercise of stock options (Note 9)                              640
  Issuance of common stock (Note 8)                            78,063
  Buyback of common stock                                     (11,141)
  Compensation expense related to stock
    options (Note 9)                                               68
  Comprehensive loss:
    Net loss                                                  (34,483)     $(34,483)
    Foreign currency translation adjustment       (313)          (313)         (313)
        Comprehensive loss                                                 $(34,796)

BALANCE - December 31, 2002                         41         90,544

  Compensation expense related to stock
    options (Note 9)                                              456
  Exercise of stock options (Note 9)                              522
  Common stock subscriptions (Note 10)                          1,800
  Comprehensive loss:
    Net loss                                                  (42,443)     $(42,443)
    Foreign currency translation adjustment       (976)          (976)         (976)
        Comprehensive loss                                                 $(43,419)

BALANCE - December 31, 2003                     $ (935)      $ 49,903

See accompanying notes to consolidated financial statements.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002
(Dollars in thousands)
--------------------------------------------------------------------------------

                                                            2003         2002

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                $(42,443)    $(34,483)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Stock compensation expense                                 456           68
    Depreciation and amortization                            5,672        5,641
    Legal settlements                                        2,100       (1,800)
    Gain on disposition of property and equipment                             2
    Foreign currency transaction gain                       (1,526)
    Changes in operating assets and liabilities:
      Marketable securities                                 21,352      (33,228)
      Accounts receivable                                   (5,032)       3,420
      Inventory                                                860         (274)
      Prepaid expenses and other current assets             (1,009)         507
      Accounts payable                                       1,696       (3,151)
      Accrued liabilities                                    2,348       (3,323)
                                                          --------     --------
        Net cash used in operating activities              (15,526)     (66,621)
                                                          --------     --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                       (4,242)      (5,681)
  Proceeds from sale of property and equipment                                5
  Other long-term assets                                      (442)        (490)
                                                          --------     --------
        Net cash used in investing activities               (4,684)      (6,166)
                                                          --------     --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock                                  5,590
  Repurchase of common stock                                            (11,141)
  Proceeds from exercise of stock options                      522          640
  Principal payments on capital lease obligation                            (32)
                                                          --------     --------
        Net cash provided by (used in) financing
          activities                                           522       (4,943)
                                                          --------     --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                            (563)        (489)

NET DECREASE IN CASH AND CASH EQUIVALENTS                  (20,251)     (78,219)

CASH AND CASH EQUIVALENTS - Beginning of year               44,915      123,134
                                                          --------     --------
CASH AND CASH EQUIVALENTS - End of year                   $ 24,664     $ 44,915
                                                          ========     ========
                                                                     (Continued)

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2003 AND 2002
(Dollars in thousands)
--------------------------------------------------------------------------------

                                                      2003          2002

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION - Cash paid during the year for:
  Interest                                             $ -           $ 3
  Income taxes                                         $ 1           $ 1

  During 2002, in satisfaction of the stock subscriptions payable, the Company issued 8,052,778 shares of common stock at $9.00 per share, par value $0.01, and 134,000 shares of Series B preferred stock at $375.00 per share, par value $0.01.

  During 2002, the Company converted 4,285,714 shares of common stock, with a related additional paid-in-capital balance of approximately $30.0 million, into 80,000 shares of Series C preferred stock at $375.00 per share, par value $0.01.


See accompanying notes to consolidated financial statements.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

1.          ORGANIZATION

            ORGANIZATION--Advanced Bionics Corporation and subsidiaries (the "Company") was founded by Alfred E. Mann, Chairman and Co-chief Executive Officer, ("Mr. Mann") and was incorporated in Delaware in May 1993. The Company has authorized 80,000,000 shares of common stock and 1,000,000 shares of preferred stock.

            OPERATIONS--The Company's principal activities consist of research, development, manufacture, marketing and sales of neurostimulation devices, including cochlear implants that restore hearing to the deaf, spinal cord stimulators and other devices that provide therapy for a variety of neurological maladies. The Company's net sales during 2003 and 2002 in the United States were approximately $38.6 and $33.4 million representing 68% and 72% of total company net sales, respectively. The majority of these domestic sales were cochlear implants and related accessories sold to hospitals, clinicians and patients. Foreign sales in 2003 and 2002 were approximately $17.8 and $13.3 million representing 32% and 28%, respectively. At December 31, 2003 and 2002, assets aggregating $10.6 and $6.8 million, respectively, are located outside the United States.

            BASIS OF PRESENTATION--The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company's operations to date have resulted in operating losses. As shown in the accompanying consolidated financial statements, during the years ended December 31, 2003 and 2002, the Company incurred net losses of approximately $42.4 and $34.5 million, respectively.

            Historically, the Company has raised capital from the private placement of its equity securities and borrowings from its Chairman. The management of the Company believes that its existing cash and marketable securities, along with its ability to raise additional capital and financial support from its Chairman, will be adequate to fund operations for a period of at least one year.

2.          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of Advanced Bionics Corporation and its direct and indirect wholly owned subsidiaries, Advanced Bionics S.A.R.L. ("S.A.R.L.") and its subsidiaries and Advanced Bionics NV, Antwerp ("Belgium"). All intercompany accounts and transactions have been eliminated. The financial statements of the foreign subsidiaries have been translated using the exchange rate at the end of each period as to balance sheet items and the weighted-average exchange rate during each period as to operating results. S.A.R.L.'s and Belgium's functional currency is the Euro. The cumulative translation adjustment is reflected in accumulated other comprehensive income (loss). Currency transaction gains/losses are included in the consolidated statement of operations.

            USE OF ESTIMATES--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

            CASH AND CASH EQUIVALENTS--Cash and cash equivalents consist of cash on hand and short-term, highly liquid instruments that are readily convertible to known amounts of cash and are of an original maturity of three months or less.

            MARKETABLE SECURITIES--The Company accounts for marketable securities, which are investment instruments with original maturities of greater than three months, as trading securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES.

            CONCENTRATION OF CREDIT RISK--Financial instruments which potentially subject the Company to concentration of credit risk consist principally of trade accounts receivable. The concentration of credit risk is generally diversified over a large number of customers, including hospitals, physicians and patients, composing the Company's customer base. The Company monitors credit levels and the financial condition of its customers on a continuing basis to minimize credit risk and believes that adequate provision for credit loss has been made in the accompanying consolidated financial statements.

            The Company is also subject to concentrations of credit risk with respect to cash, cash equivalents and marketable securities. The Company attempts to minimize such risks by entering into these arrangements with major banks and financial institutions and by investing in high-quality instruments.

            INVENTORY--Inventory is stated at the lower of cost or market. Cost is determined by using the first-in, first-out method.

            PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated three-to-eight year useful lives of the related assets. Leasehold improvements are amortized over the shorter of the estimated lives of the assets or the terms of the leases.

            OTHER LONG-TERM ASSETS--Other long-term assets consist primarily of identifiable intellectual property in the form of issued U.S. and foreign patents. These patents were either acquired or are capital costs associated with maintaining and defending the Company's patents. The Company amortizes the costs of these patents over 17 years on a straight-line basis. The Company reviews the recoverability of the carrying value of long-lived intangible assets whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable in accordance with the methodology prescribed in SFAS No. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS.

            REVENUE RECOGNITION--The Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, the price is fixed or readily determinable, and collectibility is probable. Sales are recorded net of sales returns and discounts.

            DEFERRED REVENUE--The Company offers several incentive programs that enable customers to earn discounts based on volume purchases or receive new or upgraded products at a future date. Until such time as the discounts are taken, or new or upgraded products are delivered to the customer, the fair value of these programs are accounted for as deferred revenue and are included in current liabilities as accrued liabilities.

            PRODUCT WARRANTIES--The Company offers warranties on its products for various periods ranging from one to ten years. The Company accrues for product warranties to pay for service, repair and/or replacement of products based on warranty repair cost and the estimated rate of returns. The Company periodically reviews and adjusts its warranty accrual.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

            RESEARCH AND DEVELOPMENT--Research and development costs are expensed as incurred.

            INCOME TAXES--Income taxes are provided for taxes currently payable or refundable and deferred income taxes arising from future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Deferred income tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

            STOCK-BASED COMPENSATION--At December 31, 2003, the Company has stock-based compensation plans, which are described more fully in
            Note 9. The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and its interpretations, and has adopted the disclosure-only alternative of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. Stock options issued to consultants are accounted for in accordance with the provisions of Emerging Issues Task Force Issue No. 96-18, ACCOUNTING FOR EQUITY INSTRUMENTS THAT ARE ISSUED TO OTHER THAN EMPLOYEES FOR ACQUIRING, OR IN CONJUNCTION WITH SELLING, GOODS OR SERVICES.

            The Company estimates the fair value of employee stock options at the grant date by using the minimum value method with the following weighted-average assumptions as of December 31:


                                               2003            2002

            Risk-free interest rate           2.97 %          4.67 %
            Expected lives                   5 years         5 years
            Dividends                          0.00            0.00



            The weighted-average estimated fair value of options granted in 2003 and 2002 was $1.14 and $1.85, respectively.

            Had compensation cost been determined under the accounting provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below (in thousands):

                                                             2003         2002

            Net loss - as reported                        $(42,443)    $(34,483)
            Add:  Stock-based employee compensation
              expense included in reported net loss            456           68
            Deduct:  Total stock-based employee
              compensation expense determined under the
              fair-value-based method for all awards        (1,423)      (1,528)
                                                          --------     --------
            Pro forma net loss                            $(43,410)    $(35,943)
                                                          ========     ========


            RECENT ACCOUNTING PRONOUNCEMENTS--In December 2003, the FASB issued FIN 46R, CONSOLIDATION OF VARIABLE INTEREST ENTITIES. This pronouncement requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the company that has controlling financial interest. It also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. Application of FIN 46R is required in financial statements of entities that have interests in variable interest entities, or potential variable interest entities commonly referred to as special-purpose entities, for periods ending after December 15, 2003. Application by entities (other than small business issuers) for all other types of entites is required in financial statements for periods ending after March 15, 2004.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

            Management believes that the adoption of FIN 46R will not have a material impact on the Company's financial condition or results of operations.

            RECLASSIFICATIONS--Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation.

3.          MARKETABLE SECURITIES

            The Company has classified all marketable securities as trading securities, which requires the securities to be reported at fair value with net realized and unrealized gains and losses included in net loss. The following is a summary of the trading securities classified as current assets as of December 31 (in thousands):

                                                            2003         2002

            U.S. government securities                    $10,663      $33,228
            Corporate debt instruments                      1,212
                                                          -------      -------
                                                          $11,875      $33,228
                                                          =======      =======

            The unrealized holding (loss) gain of trading securities was ($3) thousand and $261 thousand at December 31, 2003 and 2002, respectively. The change in net realized holding (losses) gains included in other income are ($143) thousand and $54 thousand in 2003 and 2002, respectively.

4.          INVENTORY

            Inventory consists of the following as of December 31 (in thousands):

                                                            2003         2002

            Raw materials                                 $ 8,480      $ 8,755
            Work-in-process                                 3,575        3,823
            Finished goods                                  1,676        1,706
                                                          -------      -------
                                                          $13,731      $14,284
                                                          =======      =======

5.          PROPERTY AND EQUIPMENT

            Property and equipment consist of the following as of December 31 (in thousands):

                                             Useful
                                             Lives          2003         2002

            Machinery and equipment       3 to 8 years    $23,100      $22,565
            Tooling and molds             3 to 8 years      1,681        1,197
            Furniture and fixtures        3 to 8 years      3,320        3,253
            Leasehold improvements       Life of lease      3,842        3,550
            Construction in progress                          993
                                                          -------      -------
                                                           32,936       30,565

            Less accumulated depreciation and
              amortization                                (20,463)     (17,308)
                                                          -------      -------
            Property and equipment - net                  $12,473      $13,257
                                                          =======      =======

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

            Depreciation and amortization expense related to property and equipment was $5,458 thousand and $5,290 thousand in 2003 and 2002, respectively.

6.          OTHER LONG-TERM ASSETS

            Other long-term assets consist of the following as of December 31 (in thousands):

                                                            2003         2002

            Patents                                       $ 3,750      $ 3,402
            Less accumulated amortization                    (694)        (488)

                                                            3,056        2,914
            Other non current assets                          562          257
                                                          -------      -------
                                                          $ 3,618      $ 3,171
                                                          =======      =======

            Expected amortization expense for patent-related costs capitalized as of December 31, 2003 is $215 thousand for each year from 2004 through 2008, with $1,981 thousand remaining thereafter.

7.          ACCRUED LIABILITIES

            Accrued liabilities consist of the following as of December 31 (in thousands):

                                                            2003         2002

            Accrued salaries and related benefits         $ 3,797      $ 2,959
            Accrued warranty                                3,331        1,913
            Accrued royalty                                 1,294          521
            Deferred revenue                                3,175        2,874
            Customer deposits                               1,738        2,135
            Other accrued expenses                          1,678        2,037
                                                          -------      -------
                                                          $15,013      $12,439
                                                          =======      =======

            WARRANTY RESERVE--The Company provides a warranty reserve against defects in materials and workmanship following the date of sale as follows: ten years for implants and three years for speech processors and headsets. Warranty reserves are established using historical information on the nature, frequency and average cost of warranty claims applied to the aggregate implant and accessory installed base.

            Accrued warranties include the following for the years ended December 31 (in thousands):

                                                            2003         2002

            Beginning balance                             $ 1,913      $ 1,179
            Payments/replacements                          (2,059)      (3,547)
            Increase in liability (warranties
              issued during period)                         1,483          551
            Adjustments to liability (pre existing
              warranties)                                   1,994        3,730
                                                          -------      -------
            Ending balance                                $ 3,331      $ 1,913
                                                          =======      =======

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

8.          EQUITY TRANSACTIONS

            In May 1999, the Company and Mr. Mann completed an exchange transaction pursuant to which Mr. Mann and certain entities that he owns and controls exchanged 5,650,000 outstanding shares of common stock of the Company for 141,248 shares of Series A convertible preferred stock of the Company. The preferred stock is convertible into an aggregate of 5,650,000 shares of common stock of the Company (subject to adjustment) at the option of Mr. Mann. The holders of the preferred stock are entitled to preferred distributions, in the event the Company is liquidated, dissolved or wound up, of $7.25 per preferred share (approximately $1.0 million in the aggregate).

            In January 2002, the Company completed a private placement of shares of the Company's common stock to accredited investors. Under the private placement, the Company issued 8,673,707 shares of common stock, at a purchase price of $9.00 per share, for total proceeds of approximately $78.1 million. In addition, under the private placement, the Company paid Besinor Invest and Finance Corporation ("Besinor"), an affiliate of a director of the Company, 5% of all private placement stock sales that they referred to the Company in common stock valued at $8.55 per share. The total number of shares issued to Besinor was 259,472. Concurrently with the private placement of common stock, Mr. Mann purchased 134,000 shares of Series B convertible preferred stock of the Company for approximately $50.3 million. The total proceeds received from the sale of the common stock and preferred stock was approximately $128.4 million. As of December 31, 2001, the Company had received total proceeds from the sale of preferred and common stock of approximately $122.7 million. All stock was issued during 2002.

            The Series B preferred stock is convertible into an aggregate of 5,583,333 shares of common stock of the Company (subject to adjustment) at the option of Mr. Mann or upon the occurrence of certain other events, including the signing of an underwriting agreement with respect to a public offering of the common stock of the Company. The holder of the Series B preferred stock is entitled to preferred distributions in the event the Company is liquidated, dissolved or wound up of $50 per preferred share ($6.7 million in the aggregate).

            In October 2002, the Company issued 80,000 shares of Series C convertible preferred stock to Mr. Mann in exchange for 4,285,714 shares of common stock that had been issued to him in July 2001 for the cancellation of a $30 million loan made to the Company. The loan originated in December 2000. The preferred stock is convertible into 4,285,714 shares of common stock (subject to adjustment) at the option of Mr. Mann after July 31, 2003 or upon the occurrence of certain other events, including the signing of an underwriting agreement with respect to a public offering of the common stock of the Company. A value of approximately $8.6 million has been ascribed to the beneficial conversion feature of this preferred stock issuance. The holder of the preferred stock is entitled to preferred distributions in the event the Company is liquidated, dissolved or wound up of $50 per preferred share ($4.0 million in the aggregate).

            Subsequent to the liquidation preference as described above on the Series A, B and C preferred stock, any remaining amounts will be distributed to the holders of the common stock until they have received in the aggregate (not per share) an amount equal to the aggregate preferential amount delivered to the holders of the preferred stock, and thereafter the holders of the preferred stock and the common stock share in distributions pro rata based on the number of shares of common stock issuable on conversion of the preferred stock. Holders of the Series A, B and C preferred stock are not entitled to vote on any matters except as required by law.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

9.          STOCK OPTIONS

            During 1994, the Company adopted a qualified stock option plan, which provided that employees, consultants and advisors may be granted options to purchase an aggregate of up to 2,000,000 shares of the Company's common stock. The options are granted at fair value for terms of up to ten years and vest in equal annual increments over three to four years.

            During 1997, 1999, 2001 and 2003 the Company adopted second, third, fourth and fifth qualified stock option plans, which provided that employees, consultants and advisors may be granted options to purchase an aggregate of up to 1,500,000, 2,500,000, 2,000,000 and
            2,000,000 shares, respectively, of the Company's common stock. Stock options are usually granted at the fair value of the Company's common stock at the grant date for terms of up to ten years and vest in equal annual increments over four to five years.

            As of December 31, 2003, there were 2,986,795 shares available for grant under the plans. Stock option activity is as follows:

                                                                       Weighted-
                                                                        Average
                                              Incentive    Exercise    Exercise
                                                Stock        Price       Price
                                               Options     per Share   per Share

            Outstanding - January 1, 2002     5,786,625    1.75-7.00     $ 3.98
              Granted                         1,420,955    7.00-9.00     $ 8.98
              Exercised                        (257,750)   1.75-7.00     $ 2.48
              Canceled                         (592,998)   1.75-9.00     $ 6.85
                                              ---------

            Outstanding - December 31, 2002   6,356,832    1.75-9.00     $ 4.93

              Granted                         1,227,775         9.00     $ 9.00
              Exercised                        (174,972)   1.75-9.00     $ 2.98
              Canceled                         (396,430)   2.20-9.00     $ 8.15
                                              ---------

            Outstanding - December 31, 2003   7,013,205    1.75-9.00     $ 5.47
                                              =========


                                  Number       Weighted-                    Number
                               Outstanding     Average       Weighted-   Exercisable   Weighted-
                                    at         Remaining      Average         at         Average
               Range of        December 31,   Contractual    Exercise    December 31,   Exercise
            Exercise Prices        2003       Life (Years)    Price          2003         Price

             $1.75 - $2.50      1,208,300         1.74        $ 2.03      1,208,300      $ 2.03
             $2.80 - $3.10      1,615,850         3.96        $ 2.82      1,615,850      $ 2.82
             $5.00 - $5.50      1,192,750         5.78        $ 5.02      1,026,202      $ 5.02
                     $7.00        746,750         7.23        $ 7.00        411,151      $ 7.00
                     $9.00      2,249,555         8.58        $ 9.00        401,997      $ 9.00
                                ---------                                 ---------
                                7,013,205                     $ 5.49      4,663,500      $ 4.00
                                =========                                 =========

            As of December 31, 2003 and 2002, there were 4,663,500 and 3,909,588 shares exercisable with a weighted-average exercise price of $4.00 and $3.29 per share, respectively.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

            Compensation expense of $456,000 and $68,000 has been recognized in 2003 and 2002, respectively, relating to the issuance of non-employee stock options and modifications to employee stock option grants.

10.         COMMITMENTS AND CONTINGENCIES

            OPERATING LEASES--Minimum fixed payments required under real estate operating leases in effect are as follows as of December 31, 2003 (in thousands):


            Year Ending                       Related
            December 31                        Party       Other       Total

            2004                               $1,844       $179       $2,023
            2005                                1,421        134        1,555
            2006                                1,503         70        1,573
            2007                                1,586         23        1,609
                                               ------       ----       ------
                                               $6,354       $406       $6,760
                                               ======       ====       ======

            Rental expense under operating leases amounted to approximately $2.0 and $1.6 million in 2003 and 2002, respectively.

            LITIGATION--During July 2002, after preliminary research and discussions with the Food and Drug Administration, the Company recalled all outstanding Clarion products from the market due to concerns that the "positioner" generally used with the device may have had a role in causing meningitis in patients. The Company removed the positioner from the recalled implants and was approved to begin shipping implants in September 2002. The Company is unable to determine the ultimate liability, if any, which may result from this issue; however, the outcome of any litigation related to this issue could have a material impact on the Company's consolidated financial position or results of operations.

            The Company is also involved in other routine litigation arising in the ordinary course of business. In the opinion of management, none of the other routine litigation will have a material adverse effect on the Company's consolidated financial position or results of operations.

            LEGAL SETTLEMENTS--During 2003 the Company settled various legal matters totaling $2.7 million. These settlements include employment litigation and a settlement with Quallion LLC, a related party, for the cancellation of finished goods orders made by the Company and research and development activities. The Quallion LLC settlement totals $2.1 million (200,000 shares of common stock in the Company valued at $9.00 per share and $300,000 in cash).

            In March 2000, the Company entered into an exclusive license and distribution agreement whereby Medical Research Group, Inc. ("MRG"), a related party, granted exclusive distribution and sales rights with respect to certain technology to the Company. The license agreement provides for the Company to pay to MRG 200,000 shares of common stock and $5.0 million in cash to fund research and development activities. During 2001, MRG was sold to Medtronic, Inc. ("Medtronic") and the Company pursued litigation against Medtronic for breach of contract. During 2002, the Company settled this litigation against Medtronic in exchange for $8.0 million and the return of 200,000 shares of common stock in the Company valued at $9.00 per share, for a total legal settlement amount of $9.8 million.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

11.         RELATED-PARTY TRANSACTIONS

            The Company has a related-party payable to Mr. Mann in the amount of approximately $11.0 and $10.9 million at December 31, 2003 and 2002, respectively. The amounts outstanding at December 31, 2003 include $10.5 million in principal and approximately $0.5 million in accrued interest, which is being accrued at an annual rate of 1.8%. Amounts outstanding under the related-party payable are due upon demand or convertible to equity in the Company at fair market value.

            The Company's sole supplier of batteries for its devices is Quallion LLC, a related party that is substantially owned by Mr. Mann. During 2003 and 2002, the Company purchased products from Quallion LLC totaling approximately $2.1 and $3.6 million, respectively, and has a payable to the related party of approximately $0.2 and $0.06 million as of December 31, 2003 and 2002, respectively.

            The Company conducts a portion of its operations in facilities leased from Mann Biomedical Park LLC and Sylmar Biomedical Park LLC, both of which are related parties owned by Mr. Mann. Total rent expense relating to these operating lease agreements was approximately $2.4 and $2.0 million during 2003 and 2002, respectively.

            During 2003, the Company reimbursed Mannco LLC, a related party that is owned by Mr. Mann, for the business use of a non-commercial airplane. The reimbursement for 2003 totaled $0.2 million.

            During 1999, the Company and the Alfred E. Mann Foundation ("AEM Foundation") entered into license agreements whereby the AEM Foundation granted the Company licenses with respect to certain cochlear technology. The license agreements provide for the Company to pay royalties at the rate of 3% of net sales (as defined), except that the royalties payable with respect to the licensed cochlear technology decline to 2.5% in the fifth through eighth years and 2% thereafter. The Company accrues the royalty for the use of this technology to the AEM Foundation, based on net sales. Royalty expense was approximately $1.6 and $1.4 million in 2003 and 2002, respectively. The accrued royalty at the end of 2003 and 2002 was approximately $0.7 and $0.3 million, respectively. During 2003, the Company entered into negotiations with the AEM Foundation to amend this agreement in an attempt to reduce its future royalty expenses and improve the overall gross profitability of the Company.

            During 1999, the Company and the AEM Foundation also entered into license agreements whereby the AEM Foundation granted the Company licenses with respect to certain neurostimulation ("bion(R)") technology. The agreements provide the Company the exclusive and/or worldwide rights to the use of certain patents owned by the AEM Foundation. The agreements require royalty payments, to the AEM Foundation, of 3% of net sales from sales related to the agreements. There have been no sales from the sale of the licensed products since inception of the agreements. The agreements also contain certain termination rights on the part of the AEM Foundation if the Company does not reach certain developmental and revenue targets by certain dates. As of December 31, 2003, the Company does not expect to meet all of these targets. During 2003, the Company entered into negotiations with the AEM Foundation to amend the agreements.

12.         EMPLOYEE BENEFITS

            The Company has a defined contribution retirement plan, which is available to substantially all full-time employees of the Company. In 2003 and 2002, the Company made contributions of approximately $0.4 and $0.4 million, respectively.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

13.         INCOME TAXES

            Loss before the provision for income taxes consisted of the following:

                                                            2003         2002

            United States                                $(38,767)    $(32,575)
            Non-United States                              (3,676)      (1,908)
                                                         --------     --------
            Total                                        $(42,443)    $(34,483)
                                                         ========     ========

            As of December 31, 2003, the Company had net operating loss ("NOL") carryforwards for federal and state income tax purposes of approximately $122.1 and $20.7 million, respectively. For state income tax purposes, the Company amortizes certain research and development expenses over a fixed period of time, thereby minimizing their NOL carryforwards, which have brief carryforward periods. These NOL carryforwards expire through 2023 as to federal and 2004 as to state. The components of deferred income tax assets are as follows as of December 31 (in thousands):


                                                            2003         2002

            NOL carryforwards                             $43,339      $31,061
            Reseach and development credits                12,684        9,095
            Fixed asset basis difference                    7,087        6,683
            Reserves                                        3,563        2,453
            Accrued expense and compensation                  994          389
            Stock options                                     398          203
            Other credits                                   2,397        1,569
                                                          -------      -------
            Total deferred tax assets                      70,462       51,453
            Valuation allowance                           (70,462)     (51,453)
                                                          -------      -------
                                                          $   --       $   --
                                                          =======      =======

            The change in the valuation account for federal income taxes was approximately $15.0 and $12.7 million in 2003 and 2002, respectively. The change in the valuation account for state income taxes was $4.1 and $4.7 million in 2003 and 2002, respectively. The Company's foreign subsidiaries have not had significant earnings to date, and the Company does not intend to repatriate any future earnings.

            A reconciliation of the Company's provision for income taxes to the U.S. federal statutory rate is as follows:

                                                             2003         2002

            Benefit for income taxes at statutory rate    $(14,431)    $(11,724)
            Research and development credits                (1,439)      (1,241)
            Other                                            1,214          265
            Valuation allowance                             14,656       12,700
                                                          --------     --------
            Total                                         $    --      $    --
                                                          ========     ========

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2003 AND 2002
--------------------------------------------------------------------------------

14.         SUBSEQUENT EVENTS

            SALE OF COMPANY--On March 19, 2004, the Company entered into a non-binding agreement to sell the Company.

            EQUITY TRANSACTIONS--On March 22, 2004, Mr. Mann converted all of his holdings in the Company's Series A, B and C preferred stock to common stock. The effect of this transaction increased the issued and outstanding shares of the Company's common stock by 15,519,047 shares and eliminated all issued and outstanding shares of the Company's preferred stock.

            ACQUISITIONS--On February 1, 2004, the Company acquired from its Japanese distributor, Getz Bros. Co., Ltd. ("Getz"), the right to market and sell its cochlear products in Japan. Prior to acquiring these rights the Company established an incorporated wholly owned subsidiary in Japan, Bionics Japan Co., Ltd, ("Nihon Bionics"). Under the dissolution of the distribution agreement between the parties, certain assets with an approximate value of $0.5 million, including but not limited to inventory, were transferred to Nihon Bionics from Getz on February 2, 2004.

            On April 14, 2004, the Company acquired MRP-A LLC, a related party substantially owned by Mr. Mann engaged in the research and development of an implantable, programmable pump for the treatment of chronic pain for 2.3 million shares of the Company's common stock.

            LITIGATION--On April 21, 2004, Advanced Neuromodulation Systems, Inc., filed a lawsuit against the Company alleging, among other things, patent infringement and misappropriation of trade secrets. The Company intends to vigorously defend this suit.



                                     ******

ADVANCED BIONICS
CORPORATION AND
SUBSIDIARIES



UNAUDITED CONDENSED CONSOLIDATED FINANCIAL
STATEMENTS FOR THE THREE MONTHS ENDED MARCH 31,
2004 AND 2003

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
MARCH 31, 2004 AND DECEMBER 31, 2003
(Dollars in thousands, except par value)

-----------------------------------------------------------------------------------------------------------
                                                                                 MARCH 31,     DECEMBER 31,
ASSETS                                                                             2004           2003
                                                                                 --------       --------
CURRENT ASSETS:
  Cash and cash equivalents                                                      $ 23,420       $ 24,664
  Marketable securities                                                             2,042         11,875
  Accounts receivable, net of allowance for doubtful accounts
    of $738 at March 31, 2004 and December 31, 2003                                15,759         13,167
  Inventories                                                                      15,252         13,731
  Prepaid expenses and other current assets                                         1,039          1,046
                                                                                 --------       --------
          Total current assets                                                     57,512         64,483

Property and equipment                                                             33,784         32,936
Less:accumulated depreciation                                                     (21,655)       (20,463)
                                                                                 --------       --------
                                                                                   12,129         12,473

Other long-term assets, net                                                         3,763          3,618
                                                                                 --------       --------
TOTAL                                                                            $ 73,404       $ 80,574
                                                                                 ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable                                                               $  3,205       $  4,657
  Accrued liabilities                                                              15,636         15,013
  Related-party payable                                                            10,917         11,001
                                                                                 --------       --------
           Total current liabilities                                               29,758         30,671
                                                                                 --------       --------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Preferred stock - 598,000 shares authorized and available for issuance at March 31, 2004 and December 31, 2003
  Series A preferred stock, par value $0.01 - 150,000 shares authorized; 0 and 141,248 shares issued and outstanding at
    March 31, 2004 and December 31, 2003 (liquidation preference of
   $0 and $1,024,000 at March 31, 2004 and December 31, 2003)                                          1
  Series B preferred stock, par value $0.01 - 172,000 shares authorized; 0 and 134,000 shares issued and outstanding at
    March 31, 2004 and December 31, 2003 (liquidation preference
   $0 and $6,700,000 at March 31, 2004 and December 31, 2003)                                          1
  Series C preferred stock, par value $0.01 - 80,000 shares
    authorized; 0 and 80,000 shares issued and outstanding at March 31, 2004 and December 31, 2003 (liquidation preference of $0 and $4,000,000
    at March 31, 2004 and December 31, 2003)                                                           1
  Common stock, par value $0.01 - 80,000,000 shares authorized;
    46,110,285 and 29,745,790 shares issued and outstanding at
    March 31, 2004 and December 31, 2003                                              461            297
  Common stock issuable to related party                                                           1,800
  Additional paid-in capital                                                      212,002        202,684
  Accumulated deficit                                                            (167,779)      (153,946)
  Accumulated other comprehensive loss                                             (1,038)          (935)
                                                                                 --------       --------
           Total stockholders' equity                                              43,646         49,903
                                                                                 --------       --------
TOTAL                                                                            $ 73,404       $ 80,574
                                                                                 ========       ========

See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(Dollars in thousands)
--------------------------------------------------------------------------------
                                                         THREE MONTHS ENDED
                                                              MARCH 31,
                                                        2004             2003
                                                      --------         --------
NET SALES                                             $ 18,472         $  9,291

COST OF SALES                                            7,439            4,831
                                                      --------         --------
GROSS PROFIT                                            11,033            4,460
                                                      --------         --------
OPERATING EXPENSES:
  Research and development                               8,031            7,818
  Selling, general and administrative                   16,756            6,881
                                                      --------         --------
          Total operating expenses                      24,787           14,699
                                                      --------         --------
OTHER INCOME (EXPENSE):
  Other income and expense - net                           (79)             495
                                                      --------         --------
           Total other income                              (79)             495
                                                      --------         --------
NET LOSS                                              $(13,833)        $ (9,744)
                                                      ========         ========

See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2004 AND 2003
(Dollars in thousands)
--------------------------------------------------------------------------------
                                                           THREE MONTHS ENDED,
                                                                MARCH 31,
                                                           2004          2003
                                                         --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES:
           Net cash used in operating activities         $ (3,894)     $ (6,421)
                                                         --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                        (899)         (451)
  Purchases of other long-term assets                        (288)         (174)
                                                         --------      --------
           Net cash used in investing activities           (1,187)         (625)
                                                         --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments related to notes payable to related parties                  (10,872)
  Proceeds from exercise of stock options                   3,885           110
  Net (payments on) proceeds from long-term borrowings        (43)       10,816
                                                         --------      --------
           Net cash provided by financing activities        3,842            54
                                                         --------      --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
  CASH EQUIVALENTS                                             (5)         (421)
                                                         --------      --------
NET DECREASE IN CASH AND CASH EQUIVALENTS                  (1,244)       (7,413)

CASH AND CASH EQUIVALENTS - Beginning of year              24,664        78,143
                                                         --------      --------
CASH AND CASH EQUIVALENTS - End of year                  $ 23,420      $ 70,730
                                                         ========      ========


See accompanying notes to unaudited condensed consolidated financial statements.

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1. ORGANIZATION AND BUSINESS DESCRIPTION

ORGANIZATION

Advanced Bionics Corporation and subsidiaries (the "Company") was founded by Alfred E. Mann, Chairman and Co-chief Executive Officer ("Mr. Mann") and was incorporated in Delaware in May 1993. The Company has authorized 80,000,000 shares of common stock and 1,000,000 shares of preferred stock.

BUSINESS DESCRIPTION

The Company's principal activities consist of research, development, manufacture, marketing and sales of neurostimulation devices including cochlear implants that restore hearing to the deaf, spinal cord stimulators and other devices that provide therapy for a variety of neurological maladies.


2. BASIS OF PRESENTATION

The condensed consolidated financial information presented herein is unaudited. Advanced Bionics Corporation is responsible for the unaudited financial statements included in this document. The financial statements include all normal recurring adjustments that are considered necessary for the fair presentation of the financial position and operating results. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004. The unaudited condensed consolidated financial statements and notes thereto do not include all disclosures required by accounting principles generally accepted in the United States of America and should be read in conjunction with Advanced Bionics Corporation's annual audited financial statements for 2003.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates used include depreciation, amortization and stock compensation expense. Management believes that it exercised reasonableness in deriving these amounts. Advanced Bionics is subject to risks and uncertainties that may cause actual results to differ from estimated results, such as changes in the healthcare environment, competition, foreign exchange and legislation.


3. COMPREHENSIVE LOSS


The following table sets forth the Company's comprehensive loss for the three months ended March 31, 2004 and 2003 (in thousands):

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

                                                    Three Months Ended
                                                         March 31,
                                                     2004        2003
                                                   --------    --------
Net loss                                           $ 13,833    $  9,744
Foreign currency translation adjustment                 103         421
                                                   --------    --------
Comprehensive loss                                 $ 13,936    $ 10,165
                                                   ========    ========

4. MARKETABLE SECURITIES

The Company has classified all marketable securities as trading securities, which requires the securities to be reported at fair value with net realized and unrealized gains and losses included in net loss. The following is a summary of the trading securities classified as current assets as of March 31, 2004 and December 31, 2003 (in thousands):

                                                   March 31,  December 31,
                                                     2004        2003
                                                   --------    --------
U.S. government securities                         $    560    $ 10,663
Corporate debt instruments                            1,482       1,212
                                                   --------    --------
                                                   $  2,042    $ 11,875
                                                   ========    ========

5. INVENTORY

Inventory consists of the following as of March 31, 2004 and December 31, 2003 (in thousands):

                                                   March 31,  December 31,
                                                     2004        2003
                                                   --------    --------
Raw materials                                      $  8,479    $  8,480
Work-in-process                                       4,101       3,575
Finished goods                                        2,672       1,676
                                                   --------    --------
                                                   $ 15,252    $ 13,731
                                                   ========    ========

6. EQUITY TRANSACTIONS

On March 22, 2004, Mr. Mann converted all of his holdings in the Company's Series A, B and C preferred stock to common stock. The effect of this transaction increased the issued and outstanding shares of the Company's common stock by 15,519,047 shares and eliminated all issued and outstanding shares of the Company's preferred stock.


7. ASSET PURCHASE

On February 1, 2004, the Company acquired from its Japanese distributor, Getz Bros. Co., Ltd. ("Getz"), the right to market and sell its cochlear products in Japan. Prior to acquiring these rights, the Company established an incorporated wholly owned subsidiary in Japan, Bionics Japan Co., Ltd, ("Nihon Bionics"). Under the dissolution of the distribution agreement between the parties, certain assets with an approximate value of $0.5 million were transferred to Nihon Bionics from Getz on February 2, 2004.


8. COMMITMENTS AND CONTINGENCIES

On April 21, 2004, Advanced Neuromodulation Systems, Inc. (ANSI) filed suit against Advanced Bionics alleging that its Precision(TM) spinal cord stimulation system infringes a U.S. patent owned by ANSI. The suit

ADVANCED BIONICS CORPORATION AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

also includes allegations of misappropriation of trade secrets and tortious interference with a contract. The suit was filed in the U.S. District Court for the Eastern District of Texas and seeks monetary and injunctive relief. The Company has answered, denying the allegations of the complaint. On June 25, 2004, a motion to dismiss and request for transfer of venue to California was filed.


9. SUBSEQUENT EVENTS

On April 14, 2004, the Company acquired MRP-A, LLC, a related party substantially owned by Mr. Mann, engaged in the research and development of an implantable, programmable pump for the treatment of chronic pain for 2.3 million shares of the Company's common stock.

On June 1, 2004, Boston Scientific Corporation acquired 100 percent of the fully diluted equity of the Company for an initial payment of approximately $740 million in cash, plus earn out payments tied to future performance milestones.

ITEM 7.(b) UNAUDITED PRO FORMA FINANCIAL INFORMATION












BOSTON SCIENTIFIC
CORPORATION AND
ADVANCED BIONICS
CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL INFORMATION

BOSTON SCIENTIFIC CORPORATION AND ADVANCED BIONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

On June 1, 2004, Boston Scientific Corporation completed its acquisition of Advanced Bionics Corporation for an initial payment of approximately $740 million in cash, plus earn out payments tied to future performance milestones (Advanced Bionics Acquisition). The initial purchase price was funded by the issuance of commercial paper.

The aggregate Advanced Bionics Acquisition purchase price was allocated on a preliminary basis to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the fair value of net tangible assets acquired was allocated to specific intangible asset categories as follows:

      (in millions)
      ----------------------------------------------------------------
      Core technology                                        $    326
      Developed technology                                         26
      Customer related intangible assets                           10
      Purchased research and development                           50
      Goodwill                                                    406
                                                             ---------
                                                             $    818
                                                             =========

During the second quarter of 2004, the Company recorded a $50 million charge to account for purchased research and development acquired. The valuation of purchased research and development was based upon an analysis of those projects that had not reached technological feasibility and had no alternative future use. The valuation considered expected future cash flows and was discounted for risks and uncertainties related to target markets and completion of products.

In addition, the Company recorded a deferred tax asset of $35 million and a deferred tax liability of $134 million. The deferred tax asset is primarily attributable to net operating loss carryforwards. The deferred tax liability mainly relates to the tax impact of amortization that is attributable to the identified intangible assets acquired in the acquisition. The remaining net tangible assets acquired were not significant.

The unaudited pro forma combined condensed financial information is based on the historical consolidated financial statements of Boston Scientific and the historical consolidated financial statements of Advanced Bionics Corporation under the assumptions and adjustments set forth in the accompanying notes to the unaudited pro forma combined condensed financial information. The unaudited pro forma combined condensed statements of operations for the twelve months ended December 31, 2003 and the three months ended March 31, 2004 give effect to the transaction as if it had occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2004 gives effect to the transaction as if it had occurred on that date.

The unaudited pro forma combined condensed financial information may not be indicative of the results that actually would have occurred if the Advanced Bionics Acquisition had been in effect on the dates indicated or which may be obtained in the future. The unaudited pro forma combined condensed financial information should be read in conjunction with the historical consolidated financial statements of Boston Scientific and the historical consolidated financial statements of Advanced Bionics Corporation and the notes accompanying these statements.

BOSTON SCIENTIFIC CORPORATION AND ADVANCED BIONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                                     PRO FORMA
                                                               BOSTON         ADVANCED          PRO FORMA        BOSTON SCIENTIFIC
                                                             SCIENTIFIC        BIONICS       ADJUSTMENTS AND    AND ADVANCED BIONICS
                                                             CORPORATION     CORPORATION    RECLASSIFICATIONS   CORPORATION COMBINED
                                                            ------------    ------------     ------------           ------------
Net sales                                                   $      3,476    $         56                            $      3,532
Cost of products sold                                                961              25     $         (3)(i)                983
                                                            ------------    ------------     ------------           ------------
Gross profit                                                       2,515              31                3                  2,549

Selling, general and administrative expenses                       1,171              39                                   1,210
Amortization expense                                                  89                               22(ii)                111
Royalties                                                             54                                3(i)                  57
Research and development expenses                                    452              33                                     485
Purchased research and development                                    37                                 (iii)                37
Litigation-related charges                                            15               3                                      18
                                                            ------------    ------------     ------------           ------------
                                                                   1,818              75               25                  1,918
                                                            ------------    ------------     ------------           ------------

Operating income (loss)                                              697             (44)             (22)                   631

Other income (expense):
   Interest expense                                                  (46)                             (10)(iv)               (56)
   Other, net                                                         (8)              2                                      (6)
                                                            ------------    ------------     ------------           ------------

Income (loss) before income taxes                                    643             (42)             (32)                   569
Income taxes                                                         171                              (27)(v)                144
                                                            ------------    ------------     ------------           ------------
Net income (loss)                                           $        472    $        (42)    $         (5)          $        425
                                                            ============    ============     ============           ============

Net income per common share - basic                         $       0.57                                            $       0.52
                                                            ============                                            ============

Net income per common share - assuming dilution             $       0.56                                            $       0.50
                                                            ============                                            ============

Weighted average shares outstanding - assuming dilution            845.4                                                   845.4
                                                            ------------                                            ------------

See notes to unaudited pro forma combined condensed financial information.

BOSTON SCIENTIFIC CORPORATION AND ADVANCED BIONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2004
(IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                                   PRO FORMA
                                                         BOSTON             ADVANCED        PRO FORMA         BOSTON SCIENTIFIC AND
                                                       SCIENTIFIC           BIONICS       ADJUSTMENTS AND       ADVANCED BIONICS
                                                       CORPORATION        CORPORATION    RECLASSIFICATIONS    CORPORATION COMBINED
                                                       ------------      ------------      ------------          -------------
Net sales                                              $      1,082      $         18                            $       1,100
Cost of products sold                                           292                 7      $         (1)(i)                298
                                                       ------------      ------------      ------------          -------------
Gross profit                                                    790                11                 1                    802

Selling, general and administrative expenses                    348                17                                      365
Amortization expense                                             22                                   6(ii)                 28
Royalties                                                        22                                   1(i)                  23
Research and development expenses                               134                 8                                      142
                                                       ------------      ------------      ------------          -------------
                                                                526                25                 7                    558
                                                       ------------      ------------      ------------          -------------

Operating income (loss)                                         264               (14)               (6)                   244

Other income (expense):
   Interest expense                                             (11)                                 (2)(iv)               (13)
   Other, net                                                     2                                                          2
                                                       ------------      ------------      ------------          -------------

Income (loss) before income taxes                               255               (14)               (8)                   233
Income taxes                                                     61                                  (8)(v)                 53
                                                       ------------      ------------      ------------          -------------
Net income (loss)                                      $        194      $        (14)     $                     $         180
                                                       ============      ============      ============          =============


Net income per common share - basic                    $       0.23                                              $        0.22
                                                       ============                                              =============

Net income per common share - assuming dilution        $       0.23                                              $        0.21
                                                       ============                                              =============

Weighted average shares outstanding -
  assuming dilution                                           855.2                                                      855.2
                                                       ------------                                              -------------

See notes to unaudited pro forma combined condensed financial information.

BOSTON SCIENTIFIC CORPORATION AND ADVANCED BIONICS CORPORATION

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
MARCH 31, 2004
(IN MILLIONS, EXCEPT SHARE DATA)

                                                                                                                   PRO FORMA
                                                                                           PRO FORMA         BOSTON SCIENTIFNIC AND
                                              BOSTON SCIENTIFIC    ADVANCED BIONICS     ADJUSTMENTS AND        ADVANCED BIONICS
                                                 CORPORATION         CORPORATION       RECLASSIFICATIONS     CORPORATION COMBINED
                                                 ------------        ------------         ------------          ------------
ASSETS
Current assets:
   Cash and cash equivalents                     $        615        $         23                               $        638
   Trade accounts receivable, net                         675                  16                                        691
   Inventories                                            302                  15                                        317
   Other current assets                                   397                   3                                        400
                                                 ------------        ------------         ------------          ------------
         Total current assets                           1,989                  57                                      2,046

Property, plant and equipment, net                        787                  12                                        799

Goodwill                                                1,278                             $        393(a)              1,671
Other intangible assets, net                            1,187                                      362(a)              1,549
Other assets                                              603                   4                   35(a)                642
                                                 ------------        ------------         ------------          ------------
                                                 $      5,844        $         73         $        790          $      6,707
                                                 ============        ============         ============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Borrowings due within one year                $      1,064                             $        749(b)       $      1,813
   Accounts payable and accrued expenses                  570        $         19                                        589
   Other current liabilities                              109                  11                                        120
                                                 ------------        ------------         ------------          ------------
         Total current liabilities                      1,743                  30                  749                 2,522

Long-term debt                                            611                                                            611
Other long-term liabilities                               271                                      134(a)                405

Commitments and contingencies

Stockholders' equity:
   Preferred stock, $ .01 par value -
     authorized 50,000,000 shares, none
     issued and outstanding
   Common stock, $ .01 par value -
     authorized 1,200,000,000 shares,
     835,084,057 shares issued at March
     31, 2004                                               8                                                              8
   Additional paid-in capital                           1,355                 212                 (212)c)              1,355
   Retained earnings (accumulated deficit)              1,928                (168)                 118(d)              1,878
   Accumulated other comprehensive loss                   (72)                 (1)                   1(c)                (72)
                                                 ------------        ------------         ------------          ------------
  Total stockholders' equity                            3,219                  43                  (93)                3,169
                                                 ------------        ------------         ------------          ------------
                                                 $      5,844        $         73         $        790          $      6,707
                                                 ============        ============         ============          ============

See notes to unaudited pro forma combined condensed financial information.

BOSTON SCIENTIFIC CORPORATION AND ADVANCED BIONICS CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


The unaudited pro forma combined financial information has been prepared to reflect the Advanced Bionics Acquisition accounted for under the purchase method of accounting and excludes any benefits from synergies that may result from the Advanced Bionics Acquisition. The condensed statements of operations for the twelve months ended December 31, 2003 and the three months ended March 31, 2004 give effect to the transaction as if it had occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2004 gives effect to the transaction as if it had occurred on that date.

The Company's best estimate of future contingent consideration (undiscounted) that it may be required to make associated with its acquisition of Advanced Bionics is approximately $2.0 billion. The estimated cumulative revenue level associated with its best estimate is approximately $4.5 billion during the period from 2004 through 2013. These payments, when and if made, will be allocated to goodwill.

The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed statements of operations:

i. Represents the reclassification of Advanced Bionics Corporation's royalties to conform with Boston Scientific's presentation.

ii. Represents the amortization of intangible assets obtained as part of the Advanced Bionics Acquisition. The amortization is based on the preliminary allocation to specific intangible asset categories using estimated useful lives associated with these specific intangible asset categories. The intangible assets are amortized using the straight-line method over their useful lives as follows: developed technology, 5 years; core technology, 20 years; customer related intangible assets, 15 years.

iii. The objective of the pro forma financial information is to provide information about the continuing impact of the Advanced Bionics Acquisition by showing how it might have affected historical operating results if the acquisition was consummated at the beginning of the most recent fiscal year. As such, the $50 million charge for purchased research and development that was a direct result of the transaction is excluded from the unaudited pro forma combined condensed statements of operations.

iv. Represents the estimated increase in interest expense from the commercial paper issued in connection with the Advanced Bionics Acquisition. The estimated increase in interest expense assumes the commercial paper issued in connection with the Advanced Bionics Acquisition remained outstanding during the periods presented.

v. Represents the estimated tax effect of the pro forma adjustments based on the statutory rates in effect during the respective periods and the tax benefit for the losses incurred by Advanced Bionics during the respective periods.


The following is a description of pro forma adjustments reflected in the unaudited pro forma combined condensed balance sheet:


a. Represents the preliminary purchase price allocation to give effect to the transaction as though it had occurred on the balance sheet date.

b. Represents commercial paper issued to fund the initial purchase price of the Advanced Bionics Acquisition.

c. Represents the elimination of stockholders' equity in Advanced Bionics Corporation.

d. Represents the elimination of the accumulated deficit associated with Advanced Bionics Corporation and the impact of recording $50 million of purchased research and development.

INDEX TO EXHIBITS



Exhibit Number                   Description
--------------                   -----------


   *2.1 Agreement and Plan of Merger dated May 28, 2004, among Boston Scientific Corporation, Scimed Life Systems, Inc., Claude Acquisition Corp., Advanced Bionics Corporation, Bionics Trust, Alfred E. Mann, Jeffrey H. Greiner, and David MacCullum, collectively in their capacity as the Stockholders' Representatives.


    23.1             Consent of Deloitte and Touche LLP



         * Previously filed with the Initial 8-K

                                   SIGNATURES


         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: August 6, 2004                        By: /s/ Lawrence C. Best
                                            -----------------------------------
                                            Lawrence C. Best
                                            Senior Vice President - Finance
                                            and Administration and Chief
                                            Financial Officer